Exhibit 10.6
LAUREL SAVINGS BANK
AMENDED AND RESTATED SUPPLEMENTAL
EXECUTIVE RETIREMENT PLAN AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made effective the 20th day of July 2006 (the “Effective Date”), by and between Laurel Savings Bank (the “Bank”), a state-chartered savings bank located in Allison Park, Pennsylvania, and WILLIAM T. PUZ (the “Executive”), intending to be legally bound hereby.
INTRODUCTION
     The Bank and the Executive previously entered into a certain Supplemental Executive Retirement Plan Agreement effective as of January 1, 2004 (the “Prior Agreement”). This Agreement amends and restates the Prior Agreement in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005, with none of the benefits payable under this Agreement to be deemed grandfathered for purposes of Section 409A of the Code.
     The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide supplemental retirement benefits to the Executive. The Bank will pay the benefits from its general assets.
AGREEMENT
     The Bank and the Executive agree as follows:
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     1.1 “Change in Control” means a change in the ownership of the Bank or the Corporation, a change in the effective control of the Bank or the Corporation or a change in the ownership of a substantial portion of the assets of the Bank or the Corporation as provided under Section 409A of the Code and the regulations thereunder.
     1.2 “Corporation” means Laurel Capital Group, Inc.
     1.3 “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.
     1.4 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.
     1.5 “Early Termination Date” means the month, day and year in which Early Termination occurs.
     1.6 “Normal Retirement Age” means the Executive’s attainment of age 70 and 1/2.
     1.7 “Normal Retirement Date” means the later of the Normal Retirement Age or Separation from Service.
     1.8 “Plan Year” means each twelve-month period commencing with the Effective Date of this Agreement.
     1.9 “Separation from Service” shall mean separation from service within the meaning of Section 409A of the Code and the regulations thereunder.
     1.10 “Termination for Cause” has the meaning set forth in Section 5.1 hereof.
     1.11 “Termination of Employment” means a Separation from Service from the Bank for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank.
Article 2
Retirement Benefits
     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.
     2.1.1 Amount of Benefit. The annual normal retirement benefit under this Section 2.1 is $12,000 (Twelve thousand dollars).

     2.1.2 Payment of Benefit. The Bank shall pay the annual normal retirement benefit to the Executive each year for a period of 15 years. The annual benefit shall be paid in equal monthly installments commencing the first day of the month following the lapse of six months after the Executive’s Normal Retirement Date and continuing for the 179 months thereafter, resulting in a total of 180 payments.
     2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.
     2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ended immediately prior to the Early Termination Date (except if termination occurs during the first Plan Year, the benefit in the amount set forth for Plan Year 1 in Schedule A hereto).
     2.2.2 Payment of Benefit. The Bank shall pay the annual Early Termination benefit to the Executive each year for a period of 15 years. The annual benefit shall be paid in equal monthly installments commencing the first day of the month following the lapse of six months after Termination of Employment and continuing for the 179 months thereafter, resulting in a total of 180 payments.
     2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
     2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the annual Disability benefit set forth in Schedule A for the Plan Year ended immediately prior to the date on which the Termination of Employment occurs (except if termination occurs during the first Plan Year, the benefit is the amount set forth for Plan Year 1 in Schedule A hereto).
     2.3.2 Payment of Benefit. The Bank shall pay the annual Disability benefit to the Executive each year for a period of 15 years in equal monthly installments payable on the first day of each month commencing on the later of (a) the first day of the month immediately following the Executive’s Normal Retirement Date or (b) the first day of the month following the lapse of six months after Termination of Service, and continuing for the 179 months thereafter, resulting in a total of 180 payments.
     2.4 Change in Control Benefit. Upon a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.
     2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the normal retirement benefit set forth in Section 2.1.1.
     2.4.2 Payment of Benefit. The Bank shall pay the annual normal retirement benefit to the Executive each year for a period of 15 years. The annual benefit shall be paid in equal monthly installments commencing the first day of the month immediately following the

Normal Retirement Date and continuing for the 179 months thereafter, resulting in a total of 180 payments; provided, however, that if this Agreement is terminated within 30 days prior to a Change in Control pursuant to the second sentence of Article 7 hereof, then the Bank shall pay to the Executive as of the date of the Change in Control a lump sum cash amount equal to the present value of the foregoing 180 monthly payments, with the present value calculated using a discount rate equal to 120% of the applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the Change in Control occurs.
     2.5 Limitations. All benefits payable under this Article 2 shall be subject to the limitations contained in Article 5 of this Agreement.
Article 3
Death Benefits
     3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits provided under Article 2.
     3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit set forth in Section 2.1.1.
     3.1.2 Payment of Benefit. The Bank shall pay the annual death benefit to the Executive’s beneficiary each year for a period of 15 years. The annual benefit shall be paid in equal monthly installments commencing within 90 days of the date on which the Executive’s death certificate is received by the Bank and continuing for the 179 months thereafter, resulting in a total of 180 payments.
     3.2 Death During Period in Which Benefits Being Paid. If the Executive dies after any benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.
     3.3 Death Following Termination of Employment But Before Retirement Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Bank shall pay to the Executive’s beneficiary the same benefits, in the same manner, that would have been paid to the Executive had the Executive survived; however, said benefit payments will commence within 90 days of receipt by the Bank of the Executive’s death certificate.
     3.4 Limitations. All benefits payable under this Article 3 shall be subject to the limitations contained in Article 5 of this Agreement.

Article 4
Beneficiaries
     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations and revocation or modification of designations shall only be effective if they are filed with the Bank as a written document, signed by the Executive and received by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate. Upon commencement of any payments due hereunder to the Executive’s beneficiary in accordance with the terms of this Agreement, the beneficiary shall designate his or her beneficiary by filing a written designation with the Bank. In the event the Executive’s beneficiary dies after commencement of benefits due hereunder to the beneficiary but prior to receiving all the payments due thereto under the terms hereof without a valid beneficiary designation, all payments shall be made to the beneficiary’s estate,
     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.
Article 5
General Limitations
     All benefits payable under this Agreement shall be subject to the following limitations:
     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement, if the Bank terminates the Executive’s employment for cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty by the Executive in the performance of his duties which results in demonstrable material injury to the Bank, willful misconduct by the Executive which remains uncured 15 days following the giving of written notice thereof to the Executive, breach by the Executive of a fiduciary duty to the Bank involving personal profit, intentional failure to perform stated duties following the giving of written notice thereof to the Executive, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any material provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.
     5.2 Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
     5.3 Competition after Termination of Employment. The Executive shall forfeit his right to any further benefits hereunder if the Executive, without the prior written consent of the Bank, violates any of the following described restrictive covenants.
     5.3.1 Non-compete Provision. The Executive shall not, for a period of 12 months following termination of employment, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, trustee, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of five percent (5%) or less in the stock of a publicly-traded company):
(i)	become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within the twenty-five (25) mile radius of the main office maintained by the Bank as of the date of the termination of the Executive’s employment;

(ii)	participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive’s employment;

(iii)	sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment; or

(iv)	divulge, disclose, or communicate to others in any manner whatsoever, any nonpublic confidential information of the Corporation or the Bank or any of its subsidiaries, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank or any of its subsidiaries, as they may have existed from time to time, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank or any of its subsidiaries, earnings or other information concerning the Corporation or the Bank or any of its subsidiaries. The restrictions contained in this subparagraph (iv) apply to all nonpublic confidential information regarding the Corporation or the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, the restriction set forth in this paragraph shall not apply to any information that becomes known to the general public from sources other than the Executive.
     5.3.2 Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of this Agreement, the Executive consents to the Bank’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.3.1 hereof are reasonable in terms of scope, duration, geographic area and otherwise, (ii) the protections afforded the Bank in Section 5.3.1 hereof are necessary to protect its legitimate business interests, (iii) the restrictions set forth in Section 5.3.1 hereof will not be materially adverse to the Executive’s employment with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.
     5.3.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, scope, breadth and duration.
     5.3.4 Applicability in Change in Control. The non-compete provision detailed in Section 5.3.1 hereof shall not be applicable following a Change in Control.
     5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank or for any other reason. The Bank shall have no liability to the Executive for any denial of coverage by the insurance company.
     5.5 Limitation of Benefits under Certain Circumstances. If the payments and benefits due to the Executive pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank or the Corporation, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Bank pursuant to the terms hereof shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Bank under this Agreement being non-deductible to the Bank and the Corporation pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made shall be based upon the opinion of independent counsel selected by the Bank and paid by the Bank. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date the Executive is entitled to receive benefits hereunder that are subject to the provisions of Section 280G, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction in the payment and benefits to which the Executive may be entitled under the terms of Articles 2 or 3 below zero.
     5.6 Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
Article 6
Claims and Review Procedures
     6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
     6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.
     6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     6.1.3.1 The specific reasons for the denial;
     6.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based;
     6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
     6.1.3.4 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

     6.1.3.5 A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
     6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
     6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.
     6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the decision is a denial, the notification shall set forth:
     6.2.5.1 The specific reasons for the denial;
     6.2.5.2 A reference to the specific provisions of the Agreement on which the denial is based;
     6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
     6.2.5.4 A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Article 7
Amendments and Termination
     This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive, except as provided by the provisions of Article 5 and except as set forth below. This Agreement may be terminated within the 30 days preceding a Change in Control if (1) all substantially similar arrangements sponsored by the Bank and the Corporation are terminated, and (2) the Executive and all participants under the substantially similar arrangements receive all of their benefits under the terminated arrangements within 12 months of the date of termination of the arrangements. In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code. In no event shall the Corporation or the Bank be liable for any taxes or interest penalties incurred by the Executive under Section 409A of the Code.
Article 8
Miscellaneous
     8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.
     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to terminate the Executive’s employment. It also neither requires the Executive to remain in employment with the Bank nor interferes with the Executive’s right to terminate his employment with the Bank at any time.
     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     8.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.5 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
     8.6 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.
     8.7 Unfunded Arrangement. The Executive and the beneficiary thereof are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.
     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
     8.9 Administrator. The Bank shall be the administrator of this Agreement. The Bank may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.
     8.10 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:
     8.10.1 Interpreting the provisions of the Agreement;
     8.10.2 Establishing and revising the method of accounting for the Agreement;
     8.10.3 Maintaining a record of benefit payments;
     8.10.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and
     8.10.5 Delegate any of the foregoing powers to any person or persons or committee or committees.
     8.11 Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Executive may have with the Bank.
     8.12 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

     IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement.

EXECUTIVE:	LAUREL SAVINGS BANK:

By:

William T. Puz

Date	Title:

     By execution hereof, Laurel Capital Group, Inc. consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:	LAUREL CAPITAL GROUP, INC.:

By:

Title:

BENEFICIARY DESIGNATION
LAUREL SAVINGS BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
William T. Puz
I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

     Received by the Bank this                      day of                                         , 200_.

By

Title